EXHIBIT 24
POWER OF ATTORNEY
Directors of Lincoln Electric Holdings, Inc.
Each of the undersigned Directors of Lincoln Electric Holdings, Inc. hereby appoints John M. Stropki, Jr., Frederick G. Stueber and Vincent K. Petrella, and each of them, as attorneys for the undersigned, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Act”), an annual report on Form 10-K for the year ended December 31, 2006 relating to Lincoln Electric Holdings, Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take any other action deemed necessary or appropriate to effect the filing of the documents.
Executed the date set forth below.

/s/ John M. Stropki, Jr.	/s/ Harold L. Adams
John M. Stropki, Jr., Director	Harold L. Adams, Director
February 21, 2007	February 21, 2007

/s/ Stephen G. Hanks	/s/ David H. Gunning
Stephen G. Hanks, Director	David H. Gunning, Director
February 21, 2007	February 21, 2007

/s/ Robert J. Knoll	/s/ Hellene S. Runtagh
Robert J. Knoll, Director	Hellene S. Runtagh, Director
February 21, 2007	February 21, 2007

/s/ Kathryn Jo Lincoln
Kathryn Jo Lincoln, Director	G. Russell Lincoln, Director
February 21, 2007	February , 2007

/s/ George H. Walls, Jr.
George H. Walls, Jr., Director
February 21, 2007